EXHIBIT 3.01

                         NEW JERSEY DIVISION OF REVENUE

             AMENDED AND RESTATED CERTIFICATE OF LIMITED PARTNERSHIP

         Pursuant to the provisions of the New Jersey Uniform Limited Partnership Law, the undersigned certifies and swears as follows:

(a) The name of the limited partnership; date of filing of original certificate:

         The name of the limited partnership is "Nestor Partners" and is referred to herein as the "Partnership". The original certificate of limited partnership was filed on December 13, 1976.

(b)              The character of the business:

         The business of the Partnership is to trade, buy, sell or otherwise acquire, hold and/or dispose of commodities and currencies including futures and forward contracts, options contracts and any other rights pertaining thereto.

(c) The address, including the actual location as well as postal designation, if different, of the original registered office and the name and address of the original registered agent for service of process. The location of the principal place of business; name and address of registered agent:

         The name and address of the original registered office and registered agent:

             c/o Amster & Levin
             225 Millburn Avenue
             Millburn, NJ 07041

         The location of the principal place of business:

             c/o Millburn Ridgefield Corporation
             411 West Putnam Avenue
             Greenwich, CT 06830

         The name and address of the current registered agent:

             CT Corporation System
             820 Bear Tavern Road, Suite 305
             Trenton, NJ 08628

(d)              The name and place of residence of the general partner:

             Millburn Ridgefield Corporation
             411 West Putnam Avenue
             Greenwich, CT 06830


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(e)              The aggregate amount of cash and a description and statement of the agreed value of the other property or services contributed by all partners and which all partners have agreed to contribute in the future:

         In the aggregate, the partners have contributed $356,429,641.00 in cash. The partners have contributed no other property to the Partnership. The partners have not agreed to contribute in the future.

(f) The time at which or events on the happening of which any additional contributions agreed to be made by any partner or partners are to be made:

         No such additional contribution has been agreed to be made by any partner.

(g) Any power of a limited partner to grant the right to become a limited partner to an assignee of any part of his partnership interest, and the terms and conditions of the power:

         A limited partner may only grant the right to become a limited partner to an assignee of any part of his partnership interest upon giving notice to and receiving the prior written consent of the general partner. No assignee, except upon consent of the general partner (which consent may be withheld at its sole and absolute discretion), may become a substituted limited partner.

(h) If agreed upon, the time at which or the events on the happening of which a partner may terminate his membership in the limited partnership and the amount of, or the method of determining, the distribution to which he may be entitled respecting his partnership interest, and the terms and conditions of the termination and distribution:

         No time has been agreed upon for the return of the contribution of limited partners except as follows:

         Except as otherwise provided in the Partnership's limited partnership agreement (the "Agreement"), a limited partner may cause any or all of his interest in the Partnership ("Interest") to be redeemed by the Partnership as of the last day of any month on fifteen days written notice to the general partner. Redemptions shall be at the value of the Interests redeemed as of the effective date of redemption, determined in accordance with the terms of the Agreement.

(i) Any right of a partner to receive distributions of property, including cash from the limited partnership:

         The general partner has sole discretion to determine what distributions, if any, the Partnership will make to its limited partners.

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(j)              Any right of a partner to receive, or of a general partner to make, distributions to a partner which include a return of all or any part of the partner's contribution:

         Except to the extent that a limited partner shall be entitled to withdraw capital through the redemption of all or a portion of an Interest in accordance with the terms of the Agreement, no limited partner has the right to demand the return of his capital contribution or any profits added thereto, except upon termination and dissolution of the Partnership. In no event shall a limited partner be entitled to demand or receive property other than cash.

(k) Any time at which or events upon the happening of which the limited partnership is to be dissolved and its affairs wound up:

         The Partnership shall dissolve upon the first to occur of the events specified in the Agreement.

(l) Any right of the remaining general partners to continue the business on the happening of an event of withdrawal of a general partner:

         There is only one general partner.

(m)              Any other matters the partners determine to include herein:

         None.

(n)              The address of the principal office:

         The principal office of the Partnership is c/o Millburn Ridgefield Corporation, 411 West Putnam Avenue, Greenwich, CT 06830.

         IN WITNESS WHEREOF, this Amended and Restated Certificate of Limited Partnership is executed and sworn to by the general partner as of the 22nd day of April, 2004.

General Partner:
Millburn Ridgefield Corporation

By:  /S/  HARVEY BEKER
     -----------------
         Harvey Beker
         Co-Chief Executive Officer

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